Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

On June 29, 2009, BioSante and Cell Genesys entered into a merger agreement.  The merger agreement provides that upon the terms and subject to the conditions set forth in the merger agreement, Cell Genesys will merge with and into BioSante, with BioSante as the surviving corporation.

As a result of the merger, each share of Cell Genesys common stock held immediately prior to the effective time of the merger will be converted into 0.1615 of a share of BioSante common stock, subject to potential upward or downward adjustment, in accordance with a formula set forth in the merger agreement which is based on Cell Genesys’s net cash, less certain expenses and liabilities, on a date 10 calendar days preceding the anticipated closing date of the merger.  As a result of the merger, BioSante will issue an aggregate of approximately 17.7 million shares of BioSante common stock to holders of Cell Genesys common stock and current BioSante stockholders will own approximately 60.4 percent of the outstanding common stock of the combined company and current Cell Genesys stockholders will own approximately 39.6 percent of the outstanding common stock of the combined company, assuming the 0.1615 exchange ratio is not adjusted and the number of outstanding shares of BioSante and Cell Genesys common stock remains unchanged until immediately prior to the effective time of the merger.

The unaudited pro forma condensed combined consolidated balance sheet set forth below has been presented as if the merger occurred on June 30, 2009, and includes adjustments to give effect to pro forma events that are directly attributable to the merger and factually supportable.

The unaudited pro forma condensed combined consolidated balance sheet combines the historical balance sheet of BioSante and the historical consolidated balance sheet of Cell Genesys, giving effect to the merger based on the initial estimates of the fair values of the individual assets and liabilities acquired.

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The unaudited pro forma condensed combined consolidated balance sheet set forth below gives effect to the proposed merger of BioSante and Cell Genesys.  The merger will be accounted for under U.S. generally accepted accounting principles, or U.S. GAAP, as an acquisition of the net assets of Cell Genesys, whereby the individual assets and liabilities of Cell Genesys will be recorded by BioSante as of the completion of the merger based on their estimated fair values.  As Cell Genesys has ceased substantially all of its operations, the acquisition is not considered by BioSante to be a business combination, and the allocation of the purchase price will not result in the recognition by BioSante of any goodwill.  The total estimated purchase price (based on application of an assumed exchange ratio of 0.1615 to pro forma shares outstanding as of June 30, 2009) calculated as described in Note 2 to the unaudited pro forma condensed combined consolidated balance sheet, has been allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the transaction, on the basis of initial estimates of their fair values.  A final determination of these fair values, which cannot be made prior to the completion of the merger, will be based on the actual value of consideration paid, and valuations of the remaining net assets of Cell Genesys that exist as of the date of completion of the merger, which may differ from those portrayed in the unaudited pro forma condensed combined consolidated balance sheet.  No unaudited pro forma condensed combined consolidated statement of operations has been presented, as substantially all of the operations of Cell Genesys have ceased prior to entering into the merger agreement, and the combined pro forma operating performance of both BioSante and Cell Genesys is not considered meaningful for purposes of illustrating the impact of the acquired net assets of Cell Genesys or the future operations of the combined company.

The valuation of assets acquired and liabilities assumed has not progressed to its final stages as of the date of the preparation of the unaudited pro forma condensed combined consolidated balance sheet. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in the unaudited pro forma condensed combined consolidated balance sheet as a result of:

•                  net cash of Cell Genesys as calculated 10 calendar days preceding the anticipated closing date of the merger;

•                  the timing of completion of the merger and the subsequent independent valuation of the assets acquired;

•                  other changes in Cell Genesys’s assets and liabilities that may occur prior to completion of the merger, which could cause material differences in the information presented below,

•                  a change in the trading price of BioSante common stock by the closing of the merger, and

•                  finalization of the purchase price allocation to assets acquired and liabilities assumed by BioSante.

The unaudited pro forma condensed combined consolidated balance sheet is based on the estimates and assumptions set forth in the accompanying notes to such statement.  The unaudited pro forma condensed combined consolidated balance sheet is prepared for illustrative purposes only and is not necessarily indicative of the financial position of BioSante that would have resulted had the merger been consummated as of June 30, 2009.

The unaudited pro forma condensed combined consolidated balance sheet should be read in conjunction with the historical financial statements of BioSante and the historical consolidated financial statements of Cell Genesys.

Unaudited Pro Forma Combined Consolidated Balance Sheet

	As of June 30, 2009
	BioSante Historical	Cell Genesys Historical	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,986	$27,847	$(277	)(C)	$33,556
Short-term investments	—	5,008	—		5,008
Short-term restricted cash	—	2,700	—		2,700
Accounts receivable	117	—	—		117
Prepaid expenses	837	810	—		1,647
Deferred acquisition costs	793	—	(793	)(E)	—
	7,733	36,365	(1,070)		43,028

PROPERTY AND EQUIPMENT, NET	753	208	—		961

OTHER ASSETS
In-process research and development			5,000	(G)	—
			(5,000	)(G)
Ceregene investment			1,000	(F)	1,000
Investment in MATC	140	—	—		140
Unamortized debt issuance costs and other assets	—	15	(15	)(H)	—
Restricted cash and investments and deposits	903	—	—		903
	$9,529	$36,588	$(85)		$46,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,550	$457	$2,533	(A)	$7,186
			1,646	(E)
Due to licensor - Antares	16	—	—		16
Accrued restructuring		938	4,341	(B)	5,279
Accrued compensation	285	288	—		573
Other accrued expenses	865	1,367	—		2,232
Warrant liability	—	277	(277	)(C)	—
Current portion of interest due on convertible senior notes due 2013	—	662	(662	)(I)	—
	3,716	3,989	7,581		15,286

OTHER LIABILITIES
Convertible senior notes due 2013 and 2011 principal portion	—	22,017	—		22,017
Non-current portion of interest due on convertible senior notes due 2013	—	1,840	(1,840)	(I)	—
	3,716	27,846	5,741		37,303

STOCKHOLDERS’ EQUITY
Capital stock
Common stock	3	110	(110	)(D)	5
			2	(E)
Additional paid in capital	86,388	559,683	(559,683	)(D)	119,137
			32,749	(E)	—
Accumulated other comprehensive loss		(411)	411	(D)	—
	86,391	559,382	(526,631)		119,142

Accumulated deficit	(80,578)	(550,640)	550,640	(D)	(110,413)
			(2,439	)(E)
			(5,000	)(G)	—
			(22,396	)(J)	—
	5,813	8,742	5,826		8,729
	$9,529	$36,588	$(85)		$46,032

See accompanying notes to the financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION

1.                                      Basis of Presentation

On June 29, 2009, BioSante and Cell Genesys entered into a merger agreement.  The merger agreement provides that upon the terms and subject to the conditions set forth in the merger agreement, Cell Genesys will merge with and into BioSante, with BioSante as the surviving corporation.

As a result of the merger, each share of Cell Genesys common stock held immediately prior to the effective time of the merger will be converted into 0.1615 of a share of BioSante common stock, subject to potential upward or downward adjustment, in accordance with a formula set forth in the merger agreement which is based on Cell Genesys’s net cash, less certain expenses and liabilities, on a date 10 calendar days preceding the anticipated closing date of the merger.  As a result of the merger, BioSante will issue an aggregate of approximately 17.7 million shares of BioSante common stock to holders of Cell Genesys common stock and current BioSante stockholders will own approximately 60.4 percent of the outstanding common stock of the combined company and current Cell Genesys stockholders will own approximately 39.6 percent of the outstanding common stock of the combined company, assuming the 0.1615 exchange ratio is not adjusted and the number of outstanding shares of BioSante and Cell Genesys common stock remains unchanged until immediately prior to the effective time of the merger.  The merger is subject to customary closing conditions, including approval by BioSante and Cell Genesys stockholders.

Because BioSante stockholders are expected to own approximately 60.4 percent of the voting stock of the combined company after the transaction, BioSante will control the combined company and is deemed to be the acquiring company for accounting purposes.  As Cell Genesys has ceased substantially all of its operations, the acquisition is considered to be an acquisition of assets under U.S. GAAP and not a business combination, and the allocation of the preliminary purchase price will not result in goodwill.  Accordingly, the assets and liabilities of Cell Genesys will be recorded as of the merger closing date at their estimated fair values.

2.                                      Purchase Price

As of June 29, 2009, the date the merger agreement was signed, Cell Genesys had 109,618,787 shares of common stock outstanding.  The exchange ratio was set to 0.1615 shares of BioSante common stock for each share of Cell Genesys common stock, which was determined by the closing price on June 29, 2009 of $2.15 per share for BioSante and a 12 percent premium to the $0.31 per share closing price for Cell Genesys.  The exchange ratio is subject to adjustment based on a formula that takes into account Cell Genesys’s net cash, less certain expenses and liabilities, on a date 10 calendar days preceding the anticipated closing date of the merger transaction.

In accordance with FAS 141(R), Business Combinations, BioSante will base the value of consideration to acquire the assets and liabilities of Cell Genesys upon the price of BioSante common stock as of the date of the acquisition, plus the value of replacement warrants and options to be issued by BioSante, and the actual amount of direct costs of the merger.  The unaudited pro forma condensed combined consolidated balance sheet is prepared based on the closing price of BioSante common stock as of July 30, 2009 of $1.85, resulting in a current value of share consideration of $32.8 million.  In connection with the merger, BioSante is required to issue replacement warrants and options to convert outstanding warrants to purchase an aggregate of 2,162,162 shares of Cell Genesys common stock, outstanding options to purchase an aggregate of 1,282,500 shares of Cell Genesys common stock and an aggregate of 30,698,839 shares of Cell Genesys common stock reserved for future issuance pursuant to Cell Genesys’s outstanding 3.125% convertible senior notes due in November 2011 and May 2013.  As a result of the merger and assuming a 0.1615 exchange ratio, BioSante will issue replacement warrants to purchase an aggregate of 349,189 shares of BioSante common stock related to conversion of outstanding Cell Genesys warrants and replacement options to purchase an aggregate of 207,113 shares of BioSante common stock related to conversion of outstanding Cell Genesys options.  In addition, BioSante will reserve an aggregate of 4,957,863 shares of BioSante common stock for future issuance pursuant to Cell Genesys’s outstanding 3.125% convertible senior notes due in November 2011 and May 2013, which notes will be assumed by BioSante in connection with the merger.

The estimated purchase price is preliminary because the proposed merger has not yet been completed. The actual purchase price may change based on Cell Genesys’s net cash as of the determination date of 10 calendar days preceding the anticipated closing date of the merger, the number of shares of Cell Genesys common stock outstanding as of the effective time of the merger, the number of warrants and options to purchase Cell Genesys common stock outstanding as of the effective time of the merger, the price of BioSante common stock as of the closing of the transaction, and BioSante’s final costs to complete the merger.

The total purchase price is allocated to the acquired assets and assumed liabilities of Cell Genesys based on their estimated relative fair values as of the merger closing date. A preliminary estimate of the total purchase price, as described above is as follows (in thousands):

Fair value of BioSante common stock issued	$32,751
Estimated transaction costs of BioSante	2,439
Total preliminary estimated purchase price	$35,190

The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed.  The purchase price allocation will remain preliminary until BioSante completes its valuation of assets acquired and liabilities assumed.  The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date and the value of share consideration on the date of closing.  The final amounts allocated to assets acquired and liabilities assumed may differ materially from the amounts presented in the unaudited pro forma condensed combined consolidated balance sheet.  Based on the information currently available to date, BioSante’s management believes that the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined consolidated balance sheet reasonably reflects the fair value of the assets acquired and liabilities assumed.

The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined consolidated balance sheet does not purport to represent what the actual consideration will be when the merger is closed.  The fair value of the BioSante common stock issued as consideration transferred will be measured on the closing date of the merger at the closing market price on that date.  This likely will result in consideration that is different from the $1.85 per share assumed in the unaudited pro forma condensed combined consolidated balance sheet, which represents the closing price of BioSante common stock price as of July 30, 2009.  An increase or decrease in the price of BioSante common stock price would impact the consideration paid as follows:

Increase/Decrease in BioSante Stock Price	Increase/Decrease in Value of Consideration
10%	$2.9 million
20%	$5.8 million
30%	$8.6 million

The estimated consideration reflected herein also may be affected by Cell Genesys’s final net cash amount.  A provision in the merger agreement states that the number of shares of BioSante common stock Cell Genesys stockholders will be entitled to receive in exchange for all shares of Cell Genesys common stock at the consummation of the merger will be equal to the exchange ratio set forth in the merger agreement that is applicable based upon the difference between Cell Genesys’s net cash balance at the determination date and the target net cash amount applicable as of the date of the merger closing, all as set forth in the merger agreement.  If Cell Genesys’s net cash balance at the determination date is no more than $500,000 greater than or no more than $500,000 less than the applicable target net cash amount, then the exchange ratio will be 0.1615.  The actual exchange ratio will be determined in accordance with the merger agreement and may be higher or lower than 0.1615 depending on whether the actual net cash balance of Cell Genesys is higher or lower than the applicable target net cash amount and the amount of the difference between the actual net cash balance of Cell Genesys’s as of the determination date and the applicable target net cash.  The merger agreement provides for a range of 38 different exchange ratios dependent upon these variables from a maximum exchange ratio of 0.2424 if Cell Genesys’s actual net cash balance is more than $5,000,000 above the applicable target net cash amount to a minimum exchange ratio of 0.1036 if Cell Genesys’s actual net cash balance is between $4,750,001 to $5,000,000 below the applicable target net cash amount.

BioSante does not anticipate that the transaction will result in material capitalizable intangible assets acquired in the transaction.  This determination is based on management’s preliminary review of the historical inception to date research and development expenses of Cell Genesys and the current stage of development of Cell Genesys’s clinical development program. However, the independent valuation also will serve to assist in determining whether any other identifiable intangible assets were acquired and are measurable.

In order for costs to be allocated to in-process research and development (IPR&D) assets, each of the following criteria must be met:

•                  The acquired asset (whether tangible or intangible) should possess the characteristics of control and economic benefit.

•                  The fair value of the acquired asset should be measurable with reasonable reliability.

•                  The specific IPR&D project in which acquired assets are to be used must be identified, have substance and be incomplete.

•                  The acquired asset should have no alternative future use.

BioSante’s management assessed the four criteria described above for the research programs acquired, and expects that each criterion will be met. As such, BioSante expects that a portion of the amount of purchase price in excess of the fair values of tangible assets and liabilities acquired will be allocated to IPR&D based on the fair value of the research programs determined as of the date of acquisition.  Amounts allocated to IPR&D assets, as well as any additional amount of excess purchase price, will be immediately charged to expense.

3.                                      Pro Forma and Purchase Accounting Adjustments

The unaudited pro forma condensed combined consolidated balance sheet includes pro forma adjustments giving effect to the changes in BioSante’s capital structure directly resulting from the proposed merger.  The unaudited pro forma condensed combined consolidated balance sheet does not include any adjustments for income taxes because the combined company is anticipated to incur significant tax losses for the foreseeable future.  Certain aspects of the merger may give rise to significant amounts of taxable income.  However, Cell Genesys expects to have sufficient net operating loss carryforwards available to it to eliminate any resulting tax liability.

The pro forma adjustments are as follows:

A.                                   To reflect estimated additional costs of the merger of $2.533 million to be borne by Cell Genesys, consisting of approximately $1.25 million for investment advisors, $0.595 million for legal and accounting, $0.438 million for directors’ and officers’ insurance tail coverage and $0.25 million for the Cell Genesys special meeting (including printing and mailing costs).

B.                                     To reflect $4.3 million of additional payments due to severed Cell Genesys employees pursuant to the contractual termination provisions in place at Cell Genesys consisting of $3.5 million for severance and $0.8 million for retention payments.

C.                                     To reflect payment of a warrant liability which is contractually payable at the time of closing.

D.                                    To eliminate Cell Genesys stockholders’ equity accounts.

E.                                      To reflect components of estimated purchase price consideration (which totals $35.2 million) consisting of:

a.                                       the issuance of approximately 17.7 million shares of BioSante common stock, based on approximately 109.6 million shares of Cell Genesys common stock outstanding, at the assumed 0.1615 exchange ratio provided for in the merger agreement.  The assumed price of BioSante stock is $1.85 per share, which is based on the closing price of BioSante common stock as of July 30, 2009, resulting in estimated share consideration value of $32.751 million.

b.                                      estimated additional BioSante direct costs of the acquisition of $1.646 million, consisting of approximately $0.850 million for investment advisors, $0.546 million for legal and accounting and $0.25 million for the BioSante special meeting (including printing and mailing costs).  BioSante has recorded liabilities of $0.25 million for investment advisors, $0.475 million for legal and accounting and has paid $0.068 million for legal and accounting as of June 30, 2009, resulting in total estimated BioSante direct costs of the acquisition of $2.439 million.

F.                                      To reflect the estimated fair value of the ownership interest in Ceregene of $1 million.

G.                                     To record the estimated fair value attributable to IPR&D of $5 million, which is immediately expensed as there is no alternative future use.

H.                                    To reflect the write-off of unamortized debt issuance costs.

I.                                         To eliminate interest due liability recorded as part of a troubled debt restructuring completed in June 2009 that pertains to the entire life of the convertible senior notes due 2013

J.                                        To record the amount of the purchase price in excess of the assets acquired.